EXHIBIT 10.2

EMPLOYMENT OFFER LETTER TO
JAMES TANGUAY DATED MARCH 9, 2007

March 9, 2007

James F. Tanguay, Ph.D.
43 Wendover Road
East Windsor, NJ 08520

Dear Jim:

On behalf of Vion Pharmaceuticals, Inc. (‘‘Vion’’ or ‘‘the Company’’), I am very pleased to offer you the position of Vice President of Chemistry, Manufacturing & Control. In this capacity you will report directly to me, as President of Vion. You have represented and warranted to Vion that you are free to enter into employment with Vion as its Vice President of Chemistry, Manufacturing & Control as contemplated hereby, and to perform the duties required of such position, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing the performance of such duties. Our offer is subject to the completion of background and reference checks and to the results of such checks being satisfactory to us. We request a response from you as soon as practicable, but no later than March 15, 2007.

Your starting salary will be two hundred and twenty thousand dollars ($220,000.00) per annum. In addition, Vion will pay a $15,000 hire bonus to you (subject to normal employment withholding taxes), to be paid over a three month period at $5,000 per month, beginning with your first paycheck following your start date. You are also eligible for an annual (12 month) performance bonus of up to 25% of base salary, subject to the approval of the Compensation Committee of the Board of Directors (the ‘‘Compensation Committee’’), for which we will mutually agree on performance goals for your position. As a full-time employee of Vion Pharmaceuticals, you will be eligible for our standard benefits package, a summary of which is attached.

Management will recommend to the Compensation Committee that you be granted, at the next meeting of the Compensation Committee, 150,000 shares of restricted stock under the Company’s 2005 Stock Incentive Plan. The terms and conditions of this restricted stock grant will be governed by the 2005 Stock Incentive Plan and an agreement which will be approved by the Compensation Committee. Your grant will provide for vesting of these shares at the earliest of FDA approval of Cloretazine® (VNP40101M), a change of control of Vion as defined in the Plan, or the last day of the month following two years of employment with Vion.

Your employment by Vion will be ‘‘at will’’. ‘‘At will’’ means that either you or Vion may terminate the employment relationship at any time for any reason. In no event shall your employment be construed as a contractual relationship between Vion and you, or guaranteeing employment for any specific period of time

As of your first day of employment, Vion will enter into an agreement with you pursuant to which you, as an officer of the Company, would be entitled to a lump sum severance if your employment were terminated due to a ‘‘change of control’’. Such a payment under these conditions would be equal to the sum of twelve (12) months of your monthly base salary in effect at the time of the date of termination plus the average of the last two cash bonus payments made to you prior to the change of control. Under this situation, you would also be entitled to continuation coverage of your group health insurance. The Company would also be responsible for paying on your behalf the monthly premium for such continuation coverage until the earlier of 18 months after such termination or the date you had obtained new full-time employment. Consistent with the Company’s policies and in accordance with the agreements signed by all other Company employees, you will be required to execute and be bound by the terms of the Proprietary Information and Inventions Agreement. If you accept this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement, as well as all other employment policies of Vion, whether written or oral, shall be the terms of your employment. Any additions or modifications of these terms must be in writing and signed by you and Vion.

Jim, we are very enthusiastic about the prospect of having you join Vion, which we believe to be one of the more exciting young companies in the pharmaceutical industry. We believe that Vion’s ability to succeed will become more certain if we can attract people of your quality and track record. If you are in agreement with the terms and accept this offer, please return a signed copy of this letter and the Proprietary Information and Inventions Agreement to me.

Sincerely yours,

/s/ Howard B. Johnson
Howard B. Johnson
President & CFO

Agreed to this 13th day of March, 2007	by /s/ James F. Tanguay
James F. Tanguay